Exhibit 99.1

  Team Inc. Anticipates Lower First Quarter Earnings; Affirms Positive Outlook

     ALVIN, Texas--(BUSINESS WIRE)--September 15, 2004--Team Inc. (AMEX:TMI) today reported that it expects its earnings for the quarter to be approximately $0.02 per share for the quarter ending Aug. 31, 2004, significantly lower than the comparable prior year quarter. At the same time, the company affirmed its future outlook. While forecasting full year fiscal year 2005 earnings is difficult due to the uncertainties inherent with the on-going major business integration activities, the company is maintaining its earnings outlook of $0.84 to $0.90 per share for the current year ending May 31, 2005. For fiscal year 2006 ending May 31, 2006, and following the completion of integration activities, the company expects earnings per share to be in the $1.25 to $1.40 range.
     In the first quarter, Team's legacy on-stream service lines, as well as Climax, continued their attractive growth in both revenue and profits. However, this profit growth was more than offset by a significant decline in Team's international activities and significant losses in Team's recently acquired heat treating and inspection businesses. A major cause of this decline and these losses has been the very low level of turnaround activity during the quarter. As reported previously, due to extraordinarily high refining margins, refiners have deferred all turnaround activity that could be deferred during the quarter. "While this performance level is certainly below management's plan for the quarter, we are confident that our competitive position in our markets has not declined and that we will benefit from this deferred turnaround activity in future quarters," said Phil Hawk, Team's chairman and CEO.
     Looking beyond these near-term turnaround timing and integration issues, the company remains extremely positive about its prospects. The purchases of Thermal Solutions and Cooperheat-MQS businesses nearly double Team's overall revenues to nearly $200 million. At the same time, Team's market leadership in these service lines only enhances future organic growth potential as the company continues to capitalize on customer trends to consolidate service purchases with fewer, larger, more capable service companies.
     "We are very optimistic about our business strategy and business outlook. Once our new inspection and heat treating businesses are fully integrated, we expect to achieve profit levels comparable to Team's mechanical service lines. As reflected in our positive earnings outlook, this business growth at comparable margins will be extremely leveraging to Team's overall performance. We also remain confident in our continued organic growth opportunities across all of our service lines," reported Hawk.
     "For the remainder of fiscal year 2005, we have a positive outlook with improving levels of turnaround activity throughout the remainder of the year. While we will need to work through challenges as we integrate the new businesses, we expect Team Cooperheat-MQS, the new unit for our combined inspection and heat treating services, to make a meaningful contribution to Team's performance this year," said Hawk.
     The Company intends to release its quarterly earnings and hold its quarterly investor conference call on Sept. 29, 2004.
     Team Inc. is a professional, full-service provider of specialty industrial services. Team's current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting, field valve repair, NDE inspection and field heat treating. All these services are required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline, and other heavy industries. Team's inspection services also serve the aerospace and automotive industries. Headquartered in Alvin, Texas, the Company operates in over 50 customer service locations throughout the United States. The Company also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI".
     Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.

     CONTACT: Team Inc., Alvin
              Philip J. Hawk, 281-331-6154
              or
              Ted W. Owen, 281-331-6154